Exhibit 4

                          AMENDMENT TO RIGHTS AGREEMENT


     This Amendment dated as of June 2, 2006, effective as of June 5, 2006 (the "Effective Date"), is by and between Darden Restaurants, Inc. (the "Company"), Wachovia Bank, National Association ("Wachovia"), and Wells Fargo Bank, National Association ("Wells"), and amends that certain Rights Agreement between the Corporation and Wachovia dated as of May 16, 2005 (the "Rights Agreement"). All capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Rights Agreement.

     WHEREAS, Wachovia has resigned and been removed as Rights Agent, and Wells has been appointed as successor Rights Agent, pursuant to the terms of Section 21 of the Rights Agreement, effective as of the Effective Date;

     NOW THEREFORE, in consideration of the mutual agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

     1. Resignation of Rights Agent and Appointment of Successor. The resignation and removal of Wachovia and appointment of Wells as Rights Agent under the Rights Agreement, effective the Effective Date, is ratified, approved and confirmed.

     2. Amendment of Rights Agreement. The Rights Agreement shall be amended, effective the Effective Date, as follows:

          a. Any reference in the Rights Agreement to the "Rights Agent" shall be deemed to be a reference to Wells Fargo Bank, National Association.

          b. Section 8 of the Rights Agreement shall be amended by adding the following text at the end thereof:

"Notwithstanding the foregoing, the Rights Agent shall be permitted, in lieu of delivery of physical cancelled Right Certificates, and subject to applicable law and regulation, to maintain in a retrievable database electronic records of all cancelled or destroyed Right Certificates which have been canceled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall provide to the Company or its designee copies of such electronic records or physical records relating to the Right Certificates cancelled or destroyed by the Rights Agent."

          c. The second sentence of Section 21 of the Rights Agreement shall be amended to delete the phrase "30 days'", so the sentence shall read in its entirety as follows: "The Company may remove the Rights Agent or any successor Rights Agent upon notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail."

          d. The fifth sentence of Section 21 of the Rights Agreement shall be amended to delete the phrase "having an office in the State of New York," so the sentence shall read in its entirety as follows: "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York), in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million."

          e. Section 26 of the Rights Agreement shall be amended to delete the reference to Wachovia Bank, National Association, and its mailing address, and replacing it with the following:

               Wells Fargo Bank, National Association
               161 N. Concord Exchange
               South St. Paul, MN 55075

           f. On the form of Right Certificate attached as Exhibit B to the Rights Agreement, each reference to Wachovia Bank, National Association shall instead be a reference to "Wells Fargo Bank, National Association," and on the Form of Assignment and Form of Election to Purchase attached thereto, the heading "Signature Guaranteed:" shall be amended to read: "Signature Medallion Guaranteed:".

     3. Rights Agreement Remains in Effect. Except as amended hereby, all terms and provisions of the Rights Agreement as in effect on the date hereof are hereby ratified, approved and confirmed. Any future reference to the Rights Agreement shall be deemed to be a reference to the Rights Agreement as amended hereby.








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



     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Rights Agreement on the date, and effective the date, first above written.

Attest:                                  Darden Restaurants, Inc.


By:   /s/ Paula J. Shives                By: /s/ Clarence Otis, Jr.
      -------------------                   ----------------------------
      Paula J. Shives                        Clarence Otis, Jr.
      Senior Vice President, General         Chairman and
      Counsel and Secretary                  Chief Executive Officer


Attest:                                  Wells Fargo Bank, National Association,


By:   /s/ Lennie M. Kaufman              By: /s/ Karri L. Van Dell
      ---------------------                 -------------------------
      Name:    Lennie M. Kaufman            Name: Karri L. Van Dell
      Title: Executive Vie President        Title: Vice President


Attest:                                  Wachovia Bank, National Association


By:   /s/ Mark Nelson                    By: /s/ Darryl Fluhme
      ---------------                       ------------------------
      Name: Senior Vice President           Name: Darryl Fluhme
      Title: Executive Vice President       Title: Executive Vice President












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